Exhibit 1.06

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Fuels Expansion in China with Investment in One of China’s Leading Providers of
Business Intelligence Solutions

Tenly Software is Second Company in China to Join the CDC Software Franchise Partner Program
During Last 30 Days

BEIJING, ATLANTA, April 07, 2008 - CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced it recently signed a binding term sheet to acquire a 22 percent stake in Tenly Software, one of China’s leading providers of business intelligence solutions. This investment is the latest move in CDC Software’s aggressive expansion in the world’s largest manufacturing market. The parties expect to complete the investment by May 2008.

The term sheet also provides CDC Software with the option to increase its stake in Tenly to approximately 37 percent. Upon completion of the initial investment, the parties intend that CDC Software will be entitled to appoint one representative to Tenly’s board of directors. The completion of this initial investment in Tenly is subject to standard closing conditions, including the completion of due diligence by CDC Software and completion of definitive transaction agreements.

The two companies also intend to form a joint venture in which CDC Software is expected to provide implementation services and support for Tenly customers and Tenly is expected to sell CDC Software solutions to its customer base. The parties intend that CDC Software will hold a 60 percent interest, and Tenly, a 40 percent stake in this joint venture.

Tenly Software’s main product line is the Markway Analysis System which offers an analytics platform combining statistical analysis, data mining and graphic tools. Markway Analysis System is certified by the Chinese Statistics Association as the national standard of statistical analysis and data mining platform. It is adopted by China’s National Bureau of Statistics as the official analytics tool and recommended for use nationwide. It is also used by the Chinese Ministry of Education as the designated software for national testing and NIT certification examinations. The system has also been adopted by the National Evaluation Center of Information Technologies as the designated software for data analysis in the Fortune 500 companies of China.

With company headquarters in Shanghai, Tenly Software is one of China’s first Hi-tech companies dedicated to developing statistical analysis and data-mining software. Tenly has more than 100 customers in a wide variety of industries in China, including China Telecom, Hainan Airlines, Wuhan Iron and Steel and AUX Manufacturing.

Upon completion of the investment, Tenly will become the second company in China to join CDC Software’s global Franchise Partner Program. As previously announced, Hong Kong-based ISL, a leading provider of discrete ERP solutions, recently became a Franchise Partner. As part of its Franchise Partner Program, CDC Software plans to sell the Tenly business intelligence solution with its ERP solutions throughout China and offer this bundle in additional markets such as Latin America, India, southeast Asia and Eastern Europe.

“Our investment in this market leader for business intelligence solutions in China further strengthens our aggressive expansion in one of the world’s largest markets for enterprise software,” said Peter Yip, executive chairman of CDC Software. “Along with our other recent China investment, we believe that we now offer one of the most complete enterprise solutions with business analytics capabilities for manufacturers in China.”

“We are very excited in CDC Software’s investment in our company and the opportunity to offer our customers and prospects throughout China a compelling combination of enterprise and business intelligence solutions” said Huang Hui, Ph.D., CEO of Tenly Software. “CDC Software has a proven track record of helping their franchise partners grow in their targeted markets. With CDC Software’s extensive global infrastructure and expertise in the enterprise software market, we expect to rapidly expand our footprint in China and other global markets.”

Tenly will become the sixth Franchise Partner under CDC Software’s Franchise Partner Program which was formed in April 2006. Through the Franchise Partner Program, CDC Software establishes strategic relationships with partners in selected geographies through majority control, as well as minority investments. CDC Software’s five other Franchise Partners are located in China, India, Argentina, Spain and Mexico.

About Tenly Software Inc.
Tenly Software Inc., a Shanghai-based software company, was established in 2001 by a group of American-trained scholars and engineers. Within five years, it emerged as the number-one vendor of analytics software in the Chinese market.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About the CDC Software Franchise Partner Program
The CDC Software Franchise Partner Program, established in April, 2006 funds CDC Software’s investments, through majority control or minority stakes, in strategic partners located in high growth geographies that include Latin America, India, China, the Middle East and Eastern Europe. CDC Software’s investments in these companies facilitate expansion of their global distribution footprint, as well as help partners grow their business. Franchise Partner investments are targeted toward companies in high-growth geographies and so far the program has invested in five partners located in Latin America, India, China and Europe.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our ability to consummate the investment in, and joint venture with Tenly and the effects thereof, expected growth, the ability to realize continued successes with marketing and selling Tenly products in China and other territories, the ability to attain future expansion and enter into new markets globally, Tenly’s ability to market and sell Tenly product solutions to our existing customer base, our ability to rapidly expand our footprint in China and other global markets, our ability to leverage vertical industry specialization to gain competitive advantages, our ability to find, and take advantage of, significant opportunities in China, the existence and success of synergies between Tenly and CDC Software, our ability to provide infrastructure and implementation support and services to Tenly and its customers, and other matters related to the investment in and joint venture with Tenly, our expectations regarding our rights after completing the investment in Tenly, our ability to successfully complete the investment and in Tenly and the successful formation of a joint enture and the distribution of costs and responsibilities in connection with such a joint venture, our beliefs regarding the success of our acquisitions and Franchise Partner Program, our beliefs regarding our product offerings in China, our continued improvement in customer satisfaction levels, the continued success and expected market acceptance of Tenly solutions in China and other global markets, the continuation of our “acquire, focus and grow” strategy, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to complete definitive agreements regarding the investment and joint venture between CDC Software and Tenly (b) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (c) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (d) the effects of restructurings and rationalization of operations; (e) the ability to address technological changes and developments including the development and enhancement of products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements;) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (h) and demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (i) the ability to market and sell Tenly products globally; (j) our ability to hire employees with the skills necessary to implement and support the Tenly products . Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.